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                                                                     EXHIBIT 5.1

                               Baker Botts L.L.P.
                                One Shell Plaza
                                 910 Louisiana
                              Houston, Texas 77002
                                  713-229-1234
                                FAX 713-229-1522


August 3, 2001

PM Merger, Inc.
5847 San Felipe, Suite 3300
Houston, Texas 77057

Gentlemen:

                  As set forth in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Pride International, Inc., a Louisiana corporation ("Pride Louisiana"), and PM Merger, Inc., a Delaware corporation and wholly owned subsidiary of Pride Louisiana (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance of up to 169,500,000 shares (the "Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), we are passing upon certain legal matters in connection with the Common Stock for the Company. Pursuant to the Agreement and Plan of Merger, dated as of May 23, 2001 (the "Merger Agreement"), among Pride Louisiana, the Company, Marine Drilling Companies, Inc., a Texas corporation ("Marine"), and AM Merger, Inc., a Delaware corporation and wholly owned subsidiary of Pride Louisiana ("AM Merger"), immediately after the merger of Marine with and into AM Merger (the "Marine Merger"), Pride Louisiana will merge with and into the Company, with the Company as the surviving corporation (the "Reincorporation Merger"). In connection with the Reincorporation Merger, the Company will issue shares of Common Stock to the former shareholders of Pride Louisiana, including holders who received shares of common stock, no par value, of Pride Louisiana ("Pride Louisiana Common Stock") in the Marine Merger.

                  The Shares are to be issued pursuant to the terms and provisions of the Merger Agreement. At your request, we are furnishing this opinion to you for filing as Exhibit 5.1 to the Registration Statement.

                  In our capacity as your counsel in the connection referred to above, we have examined the Certificate of Incorporation and By-laws of the Company and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, and the Certificate of Incorporation and By-laws of the Company to be effective as of the effective time of the Reincorporation Merger, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates.

                  In rendering this opinion, we assume that, immediately prior to the effective time of the Reincorporation Merger, Pride Louisiana will be a corporation duly organized and validly existing in good standing under the laws of the state of Louisiana, and that all the shares of Pride
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[BAKER BOTTS LOGO]

PM Merger, Inc.                        2                          August 3, 2001


Louisiana Common Stock outstanding immediately prior to the effective time of the Reincorporation Merger will be duly authorized, validly issued, fully paid and nonassessable.

                  Based on our examination and assumptions as aforesaid, we are of the opinion that:

                         1. The Company is a corporation duly organized and
                  validly existing in good standing under the laws of the State of Delaware.

                         2. The Shares issued pursuant to the Reincorporation
                  Merger in accordance with the Merger Agreement in exchange for outstanding shares of Pride Louisiana Common Stock, when so issued, will be duly authorized, validly issued, fully paid and nonassessable.

                  This opinion is limited in all respects to the General Corporation Law of the State of Delaware.

                  We hereby consent to the reference to our Firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus included in the Registration Statement and to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                Very truly yours,


                                                BAKER BOTTS, L.L.P.